Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com
FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals to Raise $25.1 Million
in Registered Direct Offering

LINCOLNSHIRE, Illinois (March 4, 2011) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced that it has received commitments from several institutional investors to purchase $25.1 million of securities in a registered direct offering.  BioSante expects to receive net proceeds of approximately $23.8 million after deducting placement agent fees and other offering expenses.  BioSante has entered into securities purchase agreements with these investors pursuant to which BioSante has agreed to sell an aggregate of approximately 12.2 million shares of its common stock and warrants to purchase up to approximately 4.0 million additional shares of its common stock.  Each unit, consisting of one share of common stock and a warrant to purchase 0.33 of a share of common stock, will be sold for a purchase price of $2.0613, a premium to the closing price on the day before pricing.

“We are pleased to have this commitment from these new and existing institutional investors,” said Stephen M. Simes, BioSante’s president and chief executive officer.  “This additional funding provides us with added financial power to continue to fund our ongoing LibiGel® Phase III clinical study program. We recently announced completion of enrollment in the first of the two LibiGel Phase III efficacy trials and expect to announce completion of enrollment in the second in the near future.  LibiGel remains the lead pharmaceutical product in the U.S. in active development for the treatment of hypoactive sexual desire disorder (HSDD) in menopausal women, and we continue to believe that LibiGel has the potential to be the first product approved by the FDA for this common and unmet medical need.”

The warrants to purchase additional shares will be exercisable at an exercise price of $2.25 per share beginning immediately and will expire three years from their date of issuance.  All of the securities were offered pursuant to an effective shelf registration statement.  Proceeds from the transaction will be used for general corporate purposes, including continuing to fund BioSante’s LibiGel Phase III clinical study program.  The offering is expected to be consummated by March 8, 2011, subject to customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM), acted as the exclusive placement agent for the transaction.  Oppenheimer & Co. Inc., Roth Capital Partners, LLC, JMP Securities LLC and Trout Capital, LLC acted as financial advisors.

Shelf registration statements relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) have been filed with the Securities and Exchange Commission (the “SEC”) and declared effective.  A prospectus supplement relating to the offering will be filed by BioSante with the SEC. Copies of the prospectus supplement and accompanying prospectuses may be obtained directly from BioSante by contacting BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069.  Copies of the final prospectus supplement and accompanying prospectuses relating to the offering also may be obtained from Rodman & Renshaw, LLC, 1251 Avenue of the Americas 20th Floor, New York, NY 10020 or by calling (212) 356-0549.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of BioSante.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health and oncology. BioSante’s lead products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD) which is in Phase III clinical development under a U.S. Food and Drug Administration (FDA) Special Protocol Assessment. BioSante also is developing a portfolio of cancer vaccines, four of which have been granted Orphan Drug designation, and are currently in several Phase II clinical trials. Other products in development are Bio-T-Gel™, a testosterone gel for male hypogonadism licensed to Teva Pharmaceuticals and an oral contraceptive in Phase II clinical development using BioSante patented technology. The company also is seeking opportunities for its other technologies. Additional information is available online at: www.biosantepharma.com.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about BioSante’s plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause BioSante’s actual results to be materially different than those expressed in or implied by BioSante’s forward-looking statements.  For BioSante, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of BioSante’s licensees or sublicensees; the success of clinical testing; and BioSante’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect BioSante’s actual results are described in BioSante’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.  All forward-looking statements in this news release  speak only as of the date of this news release.  BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
For Investors:	For Media:
The Trout Group LLC	McKinney/Chicago
Tricia Swanson	Alan Zachary
(646) 378-2953	312-506-5220;
tswanson@troutgroup.com	azachary@harrisdmckinney.com